Exhibit 99.1

FOR IMMEDIATE RELEASE
McCORMICK REPORTS FOURTH QUARTER FINANCIAL RESULTS AND PROVIDES FINANCIAL OUTLOOK FOR 2015
SPARKS, MD, JANUARY 28, 2015 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the fourth quarter and fiscal year ended November 30, 2014 and provided a 2015 financial outlook.

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In the fourth quarter of 2014, the company grew sales 2% in local currency. Including the impact of unfavorable foreign currency, sales rose slightly from the year-ago period. Earnings per share was $1.14, and excluding items affecting comparability, adjusted earnings per share was $1.16.

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For fiscal year 2014, the company grew sales 3% in local currency and earnings per share was $3.34. Adjusted earnings per share of $3.37 grew 8% from adjusted earnings per share of $3.13 in 2013. Cash flow from operations reached $504 million in 2014 and the company returned a record $437 million to its shareholders through dividends and share repurchases.

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McCormick has significant cost reduction activity underway through its Comprehensive Continuous Improvement (CCI) program, as well as additional streamlining actions. In fiscal year 2015, cost savings are expected to reach at least $85 million, which is a 23% increase from 2014.

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In fiscal year 2015, McCormick expects to grow sales 4% to 6% in local currency. Earnings per share is projected to be in a $3.41 to $3.48 range, and adjusted earnings per share is expected to range from $3.51 to $3.58, which excludes the expected impact of special charges.

Chairman's Remarks
Alan D. Wilson, Chairman and CEO, commented, “McCormick delivered a solid financial performance in 2014, despite a difficult environment. Our on-trend categories are growing in markets around the world with increasing consumer demand for flavor. We are driving growth in sales and profit and, in 2015, are stepping up our cost reduction activities to fuel our growth.
"In 2014, we grew sales 3% in local currency, achieved an 8% increase in adjusted earnings per share and generated more than $500 million in cash flow from operations. Both our consumer and industrial businesses achieved higher sales and operating income. We returned a record $437 million of cash to shareholders, which was a 22% increase from 2013. Including the benefit of our acquisition in China, we grew sales in emerging markets 14%, and these markets now account for 17% of total company sales, up from 10% in 2011. In markets around the world, we are making solid progress with product innovation, and in 2014, new products launched in the past three years accounted for 8% of sales. We also increased our investment in brand marketing nearly $20 million and are building customer intimacy to drive growth. To fuel this growth, employees throughout McCormick made significant improvements in productivity, generating $65 million of cost savings under our CCI program.
"We participate in flavor categories that are well-aligned with the shift in consumer demand toward fresh ingredients, healthy meals and great flavor. We believe that these latest eating trends are here to stay. While we have a growing and profitable business, as a food company, we operate in a competitive environment. We are currently addressing competitive in-roads in our U.S. consumer business by accelerating innovation, building our brand support and applying our analytics to help retail customers optimize the spice and seasoning and recipe mix categories. We made good progress in 2014 with the U.S. launch of Grill Mates burger seasonings, gluten free recipe mixes, skillet sauces and other new products, as well as additional brand marketing to support these launches, expand our holiday campaign and reinforce our product quality. These efforts will continue in 2015.
"Our focus is on people, growth and performance. Our employees are engaged in the business and a key ingredient in our success. For both our consumer and industrial business, we have effective growth strategies that include building our brands, expanding geographically, greater customer intimacy and innovation. For 2015, we have a strong line-up of innovation that includes flavored sea salt grinders and a relaunch of our entire gourmet line in the U.S., Indian seasonings in the U.K. and new Vahiné brand dessert items in France. We are fueling these growth initiatives with cost savings from our CCI program. In addition, we continue to evaluate our operations and have several streamlining actions underway to lower our cost structure and remain competitive. In 2015, we expect to deliver a strong sales and profit performance and, along with our dividend and share repurchase activity, increased return for McCormick's shareholders."
Fourth Quarter 2014 Results
The company grew fourth quarter sales 2% in local currency. Including the impact of foreign currency, sales rose slightly from the year-ago period. Consumer sales grew 3% in local currency, driven by pricing actions and higher volume and product mix. Sales growth in the Americas region and in China led this performance. During the fourth quarter, the company increased its brand marketing by $5 million to drive future sales growth for the consumer business. Due in part to this investment, as well as a less favorable mix of business, adjusted operating income for the consumer business declined 4% versus the year-ago quarter. Industrial business sales in local currency were slightly below the fourth quarter of 2013, with the impact of pricing actions largely offsetting lower volume and product mix. The decline in volume and product mix was mainly due to weak demand from quick service restaurants in China. While industrial business adjusted operating income rose 13% in fiscal year 2014 versus the year-ago period, for the fourth quarter of 2014 adjusted operating income declined 16% versus the year-ago period, due in part to an increase in material costs and higher incentive compensation expense.
Income from unconsolidated operations grew 37% led by a significant increase in sales and profit by McCormick's joint venture in Mexico. Earnings per share was $1.14 in the fourth quarter of 2014 compared to $0.98 in the fourth quarter of 2013. On a comparable basis, adjusted earnings per share of $1.16 in the fourth quarter of 2014 compared to $1.20 in the year-ago period. This decline was primarily due to lower adjusted operating income, offset in part by higher income from unconsolidated operations and lower shares outstanding.
Fiscal Year 2014 Results

For the fiscal year ended November 30, 2014, the company grew sales 3% in local currency from the year-ago period, with contributions from pricing and acquisitions, and a minimal impact in foreign currency. The sales impact of volume and product mix was slightly below fiscal year 2013, with growth in international markets. The strongest contribution to this growth was in the China consumer business, driven by an 18% increase in the base business, which excludes the additional growth from the acquisition of WAPC. This increase in international markets was offset by a decline in the U.S. consumer business, where the company has actions underway to improve performance. Gross profit margin rose 40 basis points and the company achieved $69 million in cost savings mainly from its CCI program. For the fiscal year, the company increased its investment in marketing by $19 million to support the growth of its brands around the world.
In fiscal year 2014, earnings per share was $3.34 compared to $2.91 in 2013. On a comparable basis, adjusted 2014 earnings per share of $3.37 rose 8% from $3.13 in the year-ago period, driven largely by higher adjusted operating income, increased income from unconsolidated operations and lower shares outstanding. Net cash provided by operating activities reached $504 million in 2014, an 8% increase from the year-ago period, driven largely by higher adjusted net income and lower retirement plan contributions.
Significant Cost Reduction Activity
McCormick is investing in growth through brand marketing, product innovation, acquisitions and other initiatives. These investments are being fueled with significant cost savings from the company’s CCI program, with employees around the world working to improve productivity. In the past five years, costs have been reduced $300 million through this program. Beginning in 2013, the company embarked on certain streamlining actions to further reduce its cost structure and remain competitive. In 2013 and 2014, reorganization activity has been underway in the Europe, Middle East and Africa (EMEA) region and streamlining actions have been taken in the U.S. and Australia.

In 2015, McCormick has significant cost reduction activity underway and has set a goal to achieve cost savings of at least $85 million. McCormick’s CCI program is expected to deliver at least $65 million of cost savings, and savings from previously announced streamlining actions are estimated to be $10 million. In addition, McCormick is planning to take streamlining actions as part of a North America effectiveness initiative. These actions are expected to generate annual cost savings of approximately $25 million by 2016, with $10 million realized in 2015. In 2015, the company expects the actions in North America to result in approximately $20 million of special charges, to be paid largely in cash.
2015 Financial Outlook
McCormick expects further global growth in consumer demand for flavor. Through 2019, Euromonitor International projects a mid-single digit compound annual growth rate in global retail sales of herbs and spices. With a global category share above 20%, the company expects to help drive this growth and increase its sales of herbs and spices, along with other flavor products, through brand marketing, product innovation, expanded distribution and acquisitions.
In 2015, the company expects to grow sales 4% to 6% in local currency. Based on prevailing exchange rates, currency is expected to lower this sales range by 3 percentage points. Raw and packaging material costs are expected to increase at a mid-single digit rate. The company plans to largely offset this increase with higher pricing and at least $85 million of cost savings. Operating income is expected to grow 2% to 4% from operating income of $603 million in 2014. Excluding an estimated $20 million of special charges in 2015 and special charges of $5 million recorded in 2014, adjusted operating income is expected to grow 4% to 5% from adjusted operating income of $608 million in 2014. This 2015 outlook reflects the project ed sales growth, as well as a $10 million increase in retirement benefit expenses, the unfavorable impact of foreign currency exchange rates and additional brand marketing support. The increase in retirement benefit expense is mainly due to the non-cash impact of a lower discount rate, as well as new mortality assumptions that reflect a longer life expectancy.
McCormick projects 2015 earnings per share to be in the range of $3.41 to $3.48. Excluding the impact of an estimated $20 million in special charges, adjusted earnings per share of $3.51 to $3.58 is expected. In addition to higher adjusted operating income, the company expects income from unconsolidated operations to grow at least 10% and has plans to reduce shares outstanding by approximately 2% in the absence of acquisition activity. Excluding the impact of any special charges in the first quarter of 2015, adjusted earnings per share is expected to be increase slightly from the year-ago result of $0.62, with the projected favorable impact of higher sales, cost savings and a lower tax rate, offset in part by the projected unfavorable impact of increased brand marketing, currency rates, higher retirement expense and material cost inflation versus planned pricing actions that will not yet be fully implemented. For fiscal year 2015, strong cash flow is expected to continue, with plans to return a significant portion to McCormick's shareholders through dividends and share repurchases.
Business Segment Results
Consumer Business

(in millions)	Three months ended		Twelve months ended
	11/30/2014	11/30/2013	11/30/2014	11/30/2013
Net sales	$773.3	$764.9	$2,625.5	$2,538.0
Operating income	169.3	146.1	470.6	440.0
Operating income, excluding special charges and loss on voluntary pension settlement	172.0	178.4	474.3	472.3
For the fourth quarter of 2014, consumer business sales rose 3% in local currency from the year-ago period, with the increase driven by pricing, as well as volume and product mix. Including the impact of foreign currency, sales rose 1%.

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Consumer sales in the Americas rose 4% in local currency, with contributions from higher volume and product mix, as well as pricing. Including the impact of foreign currency, sales rose 3%. Volume and product mix included a favorable impact of approximately 4% from a shift in retailer purchases that related to a U.S. holiday display program. As previously indicated, purchases under this program were more skewed to the third quarter in fiscal year 2013 than in 2014, due in part to a price increase that was effective early in the fourth quarter of 2013. In the second half of 2014, consumer sales in the Americas grew 2% in local currency from the year-ago period, driven by pricing actions, new product activity and additional brand marketing support.

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Consumer sales in EMEA were comparable to the fourth quarter of 2013 in local currency, with higher pricing largely offsetting a decline in volume and product mix. Including the impact of foreign currency, sales declined 5%. Growth from product innovation and expanded distribution was more than offset by competitive conditions and lower retail customer inventory versus the year-ago period.

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Fourth quarter consumer sales in the Asia/Pacific region were comparable to the year-ago period, and the impact of foreign currency was minimal. In this region, 5% sales growth in China was offset by declines in India and other parts of the region this period.

Operating income, excluding special charges and the 2013 loss on voluntary pension settlement, was $172 million for the consumer business. This compared to $178 million in the fourth quarter of 2013, with the decline due in part to a $5 million increase in brand marketing support and less favorable mix of business, offset in part by the impact of higher sales and cost savings.
Industrial Business

(in millions)	Three months ended		Twelve months ended
	11/30/2014	11/30/2013	11/30/2014	11/30/2013
Net sales	$400.3	$405.2	$1,617.7	$1,585.4
Operating income	30.1	28.0	132.4	110.5
Operating income, excluding special charges and loss on voluntary pension settlement	30.3	36.0	133.9	118.5
    For the fourth quarter, industrial business sales were slightly below the year-ago period in local currency, with lower volume and product mix largely offset by the favorable impact of pricing actions. Including the impact of foreign currency, sales declined 1% when compared to the fourth quarter of 2013.

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Industrial sales in the Americas rose 1% in local currency from the fourth quarter of 2013, and were slightly below the year-ago period when including the impact of foreign currency. Higher pricing more than offset a decline in volume and product mix that related primarily to weak demand from quick service restaurants. Growth in sales of snack seasonings in both the U.S. and Mexico remains strong.

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In EMEA, the company grew industrial sales 2% in local currency. Including the impact of foreign currency, EMEA industrial sales rose 1% from the fourth quarter of 2013. The company increased prices 5% in response to higher material costs this period, which was offset in part by a lower volume and product mix.

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Industrial sales in the Asia/Pacific region declined 9% in local currency, mainly due to weaker demand from quick service restaurants in China. Including the impact of foreign currency, sales declined 10% from the year-ago period.

In the fourth quarter of 2014, industrial business operating income, excluding special charges and the 2013 loss on voluntary pension settlement, was $30 million compared to $36 million in the fourth quarter of 2013. This decline was due in part to higher material costs, as well as higher employee incentive expense. The increase in employee incentive expense relates to the 13% increase in industrial business adjusted operating income for the 2014 fiscal year.
Non-GAAP Financial Measures

The table below includes financial measures of operating income, net income and diluted earnings per share excluding the impact of special charges recorded in fiscal years 2013 and 2014. These relate to reorganization activity in McCormick's EMEA region, the realignment of certain manufacturing operations in the U.S. industrial business, and organizational streamlining in the U.S. and Australia. In addition, the financial measures of operating income, net income and diluted earnings per share in both the fourth quarter and fiscal year 2013 also exclude a loss on voluntary pension settlement that related to a lump sum payout program offered to former U.S. employees with deferred vested pension benefits.

These are non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. We believe this non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP financial results is provided below.

(in millions except per share data)	Three Months Ended		Twelve Months Ended
	11/30/14	11/30/13	11/30/14	11/30/13
Operating income	$199.4	$174.1	$603.0	$550.5
Special charges related to streamlining actions and loss on voluntary pension settlement	2.9	40.3	5.2	40.3
Adjusted operating income	$202.3	$214.4	$608.2	$590.8
% increase (decrease) versus prior period	(6)%		3%

Net income	$148.0	$129.9	$437.9	$389.0
Impact of special charges related to streamlining actions and loss on voluntary pension settlement	2.1	29.2	3.7	29.2
Adjusted net income	$150.1	$159.1	$441.6	$418.2
% increase (decrease) versus prior period	(6)%		6%

Earnings per share	$1.14	$0.98	$3.34	$2.91
Impact of special charges related to streamlining actions and loss on voluntary pension settlement	0.02	0.22	0.03	0.22
Adjusted earnings per share	$1.16	$1.20	$3.37	$3.13
% increase (decrease) versus prior period	(3)%		8%

Fiscal year 2015 Projection

Earnings per share range	$3.41 to $3.48
Impact of $20 million special charges	0.10
Adjusted earnings per share range	$3.51 to $3.58
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorizations.

These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's ability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; impact of climate change on raw materials; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
    McCormick & Company, Incorporated is a global leader in flavor. With $4.2 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.
For more information, visit www.mccormickcorporation.com.
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For information contact:

Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement
(In millions except per-share data)
	Three months ended		Twelve months ended
	November 30, 2014	November 30, 2013	November 30, 2014	November 30, 2013
Net sales	$1,173.6	$1,170.1	$4,243.2	$4,123.4
Cost of goods sold	667.5	667.9	2,513.0	2,457.6
Gross profit	506.1	502.2	1,730.2	1,665.8
Gross profit margin	43.1%	42.9%	40.8%	40.4%
Selling, general and administrative expense	303.8	287.8	1,122.0	1,075.0
Special charges	2.9	25.0	5.2	25.0
Loss on voluntary pension settlement	—	15.3	—	15.3
Operating income	199.4	174.1	603.0	550.5
Interest expense	12.4	11.9	49.7	53.3
Other income, net	0.3	0.5	1.1	2.2
Income from consolidated operations before income taxes	187.3	162.7	554.4	499.4
Income taxes	48.6	39.6	145.9	133.6
Net income from consolidated operations	138.7	123.1	408.5	365.8
Income from unconsolidated operations	9.3	6.8	29.4	23.2
Net income	$148.0	$129.9	$437.9	$389.0

Earnings per share - basic	$1.15	$0.99	$3.37	$2.94

Earnings per share - diluted	$1.14	$0.98	$3.34	$2.91

Average shares outstanding - basic	128.8	131.8	129.9	132.1
Average shares outstanding - diluted	129.8	133.1	131.0	133.6

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet
(In millions)
	November 30, 2014	November 30, 2013
Assets
Cash and cash equivalents	$77.3	$63.0
Trade accounts receivable, net	493.6	495.5
Inventories	713.8	676.9
Prepaid expenses and other current assets	131.5	134.8
Total current assets	1,416.2	1,370.2
Property, plant and equipment, net	602.7	576.6
Goodwill	1,722.2	1,798.5
Intangible assets, net	330.8	333.4
Investments and other assets	342.4	371.0
Total assets	$4,414.3	$4,449.7

Liabilities
Short-term borrowings and current portion of long-term debt	$270.8	$214.1
Trade accounts payable	372.1	387.3
Other accrued liabilities	479.1	461.7
Total current liabilities	1,122.0	1,063.1
Long-term debt	1,014.1	1,019.0
Other long-term liabilities	468.8	419.9
Total liabilities	2,604.9	2,502.0
Shareholders’ equity
Common stock	995.6	962.4
Retained earnings	982.6	970.4
Accumulated other comprehensive loss	(186.0)	(0.3)
Non-controlling interests	17.2	15.2
Total shareholders’ equity	1,809.4	1,947.7
Total liabilities and shareholders’ equity	$4,414.3	$4,449.7

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement
(In millions)
	Twelve Months Ended
	November 30, 2014	November 30, 2013
Operating activities
Net income	$437.9	$389.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102.7	106.0
Stock based compensation	18.2	18.7
Special charges	5.2	25.0
Loss on voluntary pension settlement	—	15.3
Loss on sale of assets	1.3	0.3
Deferred income taxes	6.1	(15.3)
Income from unconsolidated operations	(29.4)	(23.2)
Changes in operating assets and liabilities	(54.2)	(55.2)
Dividends from unconsolidated affiliates	15.8	4.6
Net cash flow provided by operating activities	503.6	465.2

Investing activities
Acquisition of business	—	(142.3)
Capital expenditures	(132.7)	(99.9)
Proceeds from sale of property, plant and equipment	1.1	2.5
Net cash flow used in investing activities	(131.6)	(239.7)

Financing activities
Short-term borrowings, net	57.7	71.9
Long-term debt borrowings	—	246.2
Long-term debt repayments	(1.6)	(251.4)
Proceeds from exercised stock options	31.7	44.7
Common stock acquired by purchase	(244.3)	(177.4)
Dividends paid	(192.4)	(179.9)
Net cash flow used in financing activities	(348.9)	(245.9)

Effect of exchange rate changes on cash and cash equivalents	(8.8)	4.4
Increase (decrease) in cash and cash equivalents	14.3	(16.0)
Cash and cash equivalents at beginning of period	63.0	79.0

Cash and cash equivalents at end of period	$77.3	$63.0